                        DiVall Income Properties 3, L.P.
                                 QUARTERLY NEWS

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A publication of The Provo Group, Inc.                    SECOND QUARTER 1999


Liquidation Update

The Provo Group, Inc. has been working diligently with a potential buyer. We have negotiated a price and as a result, we are in receipt of a fully executed contract. If everything goes according to the contract, the Partnership would be liquidated by year-end. Additionally, we are in receipt of the earnest money deposit in the amount of $100,000. However, please be aware that a contract does not necessarily mean a sale will transpire ... the buyer does have the option to forfeit the earnest money deposit and withdraw the offer to purchase ... or the buyer may simply be unable to perform.

Management is taking all the steps necessary in order for the Partnership to liquidate by year-end. At this time, it is too early to communicate a liquidation price. We will not have that information until liquidation costs, closing fees, administrative expenses and all other costs are calculated and accounted for. We should have an estimated liquidation price to report to you in the next newsletter, which will be mailed out on November 15, 1999. Investors can expect to receive a final quarterly distribution in November, a final liquidation distribution in December, and the 1999 Schedule K-1s in February of 2000... if a sale is consummated.

                       --------------------------------
                            Distribution Highlights

 .    9.1% (approx.) annualized return from operations and other sources based on
     $3,500,000 (estimated net asset value as of December 31, 1998).

 .    $80,000 total amount distributed for the Second Quarter 1999 which was
     $20,000 higher than projected.


 .    $4.68 per unit (approx.) for the Second Quarter 1999 from cash flow from operations.

 .    $687.00 to $523.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (April 1992), respectively. [NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.]

Page 2                               DiVall 3                             2 Q 99


Statements of Income and Cash Flow Highlights

 .    Revenues were consistent with projections.


 .    There was an 17.6% decrease in "total" expenses from projections.

 .    Expenses were lower than projected because administrative costs, legal fees and defaulted tenant expenses have all been lower than budgeted.


                        -------------------------------
                              Property Highlights

     .  VACANCIES - There were no vacancies as of June 30, 1999.

     .  RENTS RECEIVABLE - There are no delinquencies as of June 30, 1999.

                        ------------------------------
                              Questions & Answers

1.   When can I expect my next distribution mailing?

     Your distribution correspondence for the Third Quarter of 1999 is scheduled to be mailed on November 15, 1999.



 For questions or additional information, please contact Investor Relations at:
                        1-800-547-7686 or 1-816-421-7444

                All written inquiries may be mailed or faxed to:
                             The Provo Group, Inc.
                       101 West 11th Street, Suite 1110
                          Kansas City, Missouri 64105

                              (FAX 816-221-2130)
                       E-Mail:  jbiggs@theprovogroup.com

                        DIVALL INCOME PRPOERTIES 3 L.P.
                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
                FOR THE THREE MONTH PERIOD ENDED JUNE 30, 1999



                                       PROJECTED       ACTUAL          VARIANCE
                                       ----------------------------------------
                                          2ND            2ND
                                        QUARTER        QUARTER           BETTER
OPERATING REVENUES                      6/30/99        6/30/99          (WORSE)
                                       --------       --------          -------
  Rental income                        $105,600       $106,200          $   600
  Interest income                         6,040          5,609             (431)
  Other income                                0            175              175
                                       --------       --------          -------
TOTAL OPERATING REVENUES               $111,640       $111,984          $   344
                                       --------       --------          -------
OPERATING EXPENSES
  Insurance                            $  1,017       $  1,018              ($1)
  Management fees                        16,695         16,473              222
  Overhead allowance                      1,347          1,329               18
  Advisory Board                          4,300          4,250               50
  Administrative                         12,339          7,444            4,895
  Professional services                   3,760          3,962             (202)
  Auditing                                8,250          8,250                0
  Legal                                   1,800            453            1,347
  Defaulted tenants                       1,050            274              776
                                       --------       --------          -------
TOTAL OPERATING EXPENSES               $ 50,558       $ 43,453          $ 7,105
                                       --------       --------          -------
INVESTIGATION AND RESTORATION
 EXPENSES                              $    300       $      0          $   300
                                       --------       --------          -------
NON-OPERATING EXPENSES
  Depreciation                         $ 16,324       $ 16,324          $     0
  Amortization                              446            446               (0)
                                       --------       --------          -------
TOTAL NON-OPERATING EXPENSES           $ 16,770       $ 16,770              $(0)
                                       --------       --------          -------
TOTAL EXPENSES                         $ 67,628       $ 60,223          $ 7,405
                                       --------       --------          -------
NET INCOME                             $ 44,012       $ 51,761          $ 7,749

OPERATING CASH RECONCILIATION:                                         VARIANCE
                                                                      ---------
  Depreciation and amortization          16,770         16,770                0
  (Increase) Decrease in current
   assets                                   857         14,158           13,301
  Increase (Decrease) in current          8,048         (4,996)         (13,044)
   liabilities
  (Increase) Decrease in cash
   reserved for payables                 (8,224)         2,000           10,224
  Advance from/(to) future cash flows
   for current distributions                800            800                0
                                       --------       --------          -------
Net Cash Provided From Operating
 Activities                            $ 62,263       $ 80,493          $18,230
                                       --------       --------          -------

CASH FLOWS FROM (USED IN) INVESTING
  AND FINANCING ACTIVITIES
  Recoveries from former general
  partners                                    0              0                0
                                       --------       --------          -------
 Net Cash Provided from Investing
  And Financing Activities             $      0       $      0          $     0
                                       --------       --------          -------

  Total Cash Flow For Quarter          $ 62,263       $ 80,493          $18,230

  Cash Balance Beginning of Period      229,052        257,126           28,074
  Less 1st quarter distributions
   paid 5/99                            (60,000)       (60,000)               0
  Change in cash reserved for payables
   or distributions                       7,424         (2,800)         (10,224)
                                       --------       ---------         --------
  Cash Balance End of Period           $238,739       $274,819          $36,080

  Cash reserved for 2nd quarter
   L.P. distributions                   (60,000)       (80,000)         (20,000)
  Cash advanced from (reserved for)
   future distributions                  (5,000)        (5,000)               0
  Cash reserved for payment of
   payables                             (17,263)       (61,800)         (44,537)
                                       --------       --------         --------
  Unrestricted Cash Balance End of
   Period                              $156,476       $128,019         $(28,457)
                                       ========       ========         ========
--------------------------------------------------------------------------------
                                       PROJECTED       ACTUAL          VARIANCE
                                       ---------       ------          --------
* Quarterly Distribution               $ 60,000       $ 80,000         $ 20,000
  Mailing Date                         8/15/99        (enclosed)       -

* Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR
DISCUSSION PURPOSES           DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                                          1999 PROPERTY SUMMARY
                                       AND RELATED ESTIMATED RECEIPTS

PORTFOLIO  (Note 1)


                                                      REAL ESTATE                                     EQUIPMENT
                                           ---------------------------------        ----------------------------------------------
                                                            ANNUAL                     LEASE                   ANNUAL
                                                            BASE         %          EXPIRATION                  LEASE         %
CONCEPT            LOCATION                     COST        RENT       YIELD           DATE         COST       RECEIPTS     RETURN
------------------------------             ---------------------------------        ----------------------------------------------
APPLEBEE'S      PITTSBURGH, PA                891,333      116,040    13.02%                       290,469                  0.00%
   "                 "                                                                              58,094                  0.00%

DENNY'S         CO SPRINGS, CO                580,183       77,460    13.35%                       210,976           0      0.00%
DENNY'S         ENGLEWOOD, CO                 213,211       35,880    16.83%                       210,976                  0.00%

HARDEE'S  (3)   ST. FRANCIS, WI             1,194,381       92,000     7.70%              (2)     369,688            0      0.00%
    "                 "                                                                   (2)      84,500            0      0.00%

HARDEE'S  (3)   OAK CREEK, WI               1,341,906       88,000     6.56%              (2)     482,078            0      0.00%
    "                 "                                                                   (2)     105,488            0      0.00%
-------------------------------           ----------------------------------       ----------------------------------------------
-------------------------------           ----------------------------------       ----------------------------------------------
PORTFOLIO TOTALS (5 Properties)             4,221,014      409,380     9.70%                    1,812,269            0      0.00%
-------------------------------           ----------------------------------       ----------------------------------------------


            TOTALS
---------------------------------
              ANNUAL         %
COST         RECEIPTS     RETURN
---------------------------------
1,239,896     116,040       9.36%

  791,159     77,460        9.79%
  424,187     35,880        8.46%

1,648,569     92,000        5.58%

1,929,472     88,000        4.56%

---------------------------------
---------------------------------
6,033,283    409,380        6.79%
---------------------------------

Note 1: This property summary includes only current property and equipment held by the Partnership.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases.
     3: These leases were assumed by Hardee's Food Systems at rental rates lower than those stated in the original leases.